                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           BATTERIES BATTERIES, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   -------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:

   -------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:

   -------------------------------------------------------------------

   5) Total fee paid:

   -------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

    ---------------------------------------

   2) Form, Schedule or Registration Statement No.:

    ---------------------------------------

   3) Filing Party:

    ---------------------------------------

   4) Date Filed:

    ---------------------------------------

                           BATTERIES BATTERIES, INC.

                                  ------------

                AMENDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 28, 1997

                                  ------------


To the Stockholders:

                  Please be advised that the Annual Meeting of Stockholders of Batteries Batteries, Inc., a Delaware corporation (the "Company"), which is the subject of the Notice of Annual Meeting of Stockholders dated August 14, 1997, Proxy Statement and the Proxy which are being transmitted herewith has been rescheduled to Thursday, August 28, 1997 at 10:00 a.m. to be held at the same place, University Club, 1 West 54th Street, New York, New York, 10019. There are no changes in the proposals to be considered at the Annual Meeting. The enclosed Proxy, if properly executed and returned to the Company will be voted as set forth in the enclosed Proxy Statement.

                  As set forth in the enclosed Notice, stockholders of record as of the close of business on July 10, 1997 will be entitled to notice, and to vote at the meeting or any adjournments thereof.

                  You may have already received copies of the Notice, Proxy Statement and Proxy as a result of an earlier mailing. In such event, the enclosed materials are additional copies. If you have already executed and submitted a proxy, and you do not desire to change the vote specified in the submitted proxy, you do not have to execute and submit the proxy enclosed herein.

                  Please note the following changes to the information set forth in the Proxy Statement:

                  1. Mr. William Schlesinger Sapp, a Director of the Company, owns 4,000 shares of the Common Stock of the Company;

                  2. Mr. Fred Corrado, a Director of the Company, is 57 years of age; and

                  3. Mr. Bruce A. Barnet, a Director of the Company, has been President and Chief Executive Officer of Cahners Publishing Company since 1996. Mr. Barnet is also a director of Mainspring Communications, Reed Elsevier, Inc. and American Business Press.

                  This amended Notice and the accompanying materials are being transmitted to stockholders on or about July 28, 1997.

                                  By order of the Board of Directors


                                  JOHN L. TEEGER
                                  Secretary





Dated:  July 24, 1997

                          BATTERIES BATTERIES, INC.

                              -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               AUGUST 14, 1997

                              -----------------

To the Stockholders:

   The Annual Meeting of Stockholders of Batteries Batteries, Inc., a Delaware corporation (the "Company"), will be held at the University Club, 1 West 54th Street, New York, New York, 10019, on Thursday, August 14, 1997, at 9:00 A.M., Eastern Time, for the following purposes:

     (1) To elect eight Directors of the Company, each of whom is to hold office until the next Annual Meeting of Stockholders and until the due election and qualification of his successor.

     (2) To approve the reservation by the Board of Directors of the Company of 600,000 shares of Common Stock for issuance upon the satisfaction of contingent rights to additional consideration in connection with an acquisition effected in January 1997.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on July 10, 1997, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

   If you cannot personally attend the meeting, it is requested that you promptly fill in, sign, and return the proxy submitted to you herewith.

                                          By order of the Board of Directors
                                          JOHN L. TEEGER
                                          Secretary

Dated: July 15, 1997

                          BATTERIES BATTERIES, INC.

                               PROXY STATEMENT

   This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Batteries Batteries, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held at the University Club, 1 West 54th Street, New York, New York, 10019, on Thursday, August 14, 1997, at 9:00 A.M., Eastern Time, and at any adjournments thereof.

   Only stockholders of record as of the close of business on July 10, 1997, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On that date, the Company had outstanding 4,743,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). The presence in person or by proxy of the holders of a majority of such shares shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote.

   Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted (i) for the election as Directors of the persons named herein under the caption "Election of Directors" and (ii) to approve the reservation by the Board of Directors of the Company of 600,000 shares of Common Stock for issuance upon the satisfaction of contingent rights to additional consideration in connection with an acquisition effected in January 1997. Any stockholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be effected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.

   The address of the Company's executive offices is 711 Fifth Avenue, 14th Floor, New York, New York 10022 and its telephone number is (212) 223-1260. This proxy statement and the accompanying proxy are first being distributed to the stockholders of the Company on or about July 17, 1997.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth as information with respect to the beneficial ownership as of March 31, 1997 of shares of Common Stock of each stockholder of the Company known to own beneficially+ more than 5% of the outstanding shares of Common Stock, and by all executive officers and Directors of the Company as a group:

 NAME AND ADDRESS                                         SHARES BENEFICIALLY     % OF
OF BENEFICIAL OWNER                                       OWNED AS OF 3/31/97  OUTSTANDING
-------------------------------------------------------- ------------------- -------------
Warren H. Haber* ........................................        235,006 (1)       5.1
Robert W. Tauber ........................................        350,000 (2)       7.6
 10656 Roselle Street
 San Diego, CA 92121
Stephen Rade ............................................        660,000          14.5
 3915 Somers Drive
 Huntington Valley, PA 19606
William Steven Sapp**....................................        262,027 (3)       5.7
James Sapp**.............................................        250,093 (4)       5.4
Susan Grandt**...........................................        261,880 (5)       5.7
Executive Officers and Directors as a group (12                1,971,754(6)       38.2
 persons)................................................


------------
+ As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote and/or sole or shared investment power (including the power to dispose or direct the disposition)) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
* His address is c/o Batteries Batteries, Inc., 711 Fifth Avenue, 14th Floor, New York, NY 10022.
** The address of each of Messrs. William Steven Sapp and James Sapp and Ms. Susan Grandt is c/o Battery Network, Inc., 4071 Albany Street, McHenry, IL 60050.
(1) Includes 50,000 shares issuable upon exercise of a warrant, but does not include an aggregate of 25,900 shares owned by his adult children and brother as to which shares he disclaims beneficial ownership.
(2)    Includes 50,000 shares issuable upon exercise of an option.
(3)    Includes 76,072 shares issuable upon exercise of options.
(4)    Includes 72,608 shares issuable upon exercise of options.
(5)    Includes 76,320 shares issuable upon exercise of options.
(6)    Includes 416,896 shares issuable upon exercise of options and warrants.

                            ELECTION OF DIRECTORS

   The Board of Directors recommends the election of the eight nominees for Director listed below, all of whom are currently Directors of the Company. The Directors to be elected are to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and shall have qualified. If for any reason any of said nominees shall become unavailable for election, proxies will be voted for a substitute nominee designated by the Board, but the Board has no reason to believe that this will occur. Directors of the Company are elected by a plurality of the votes cast at a meeting of Stockholders.

INFORMATION CONCERNING NOMINEES

   The name and age of each nominee and the year he became a Director of the Company, according to information furnished by each, is as follows:

                                  FIRST
                                 BECAME A
           NAME            AGE   DIRECTOR
------------------------ ----- ----------
Warren H. Haber..........  56      1983
Stephen Rade.............  58      1996
John L. Teeger...........  53      1983
Robert W. Tauber.........  72      1996
Bruce A. Barnet..........  51      1995
John Simon...............  54      1995
Fred Corrado.............  56      1996
William Schlesinger
 Sapp....................  65      1997

------------

   Mr. Haber has been Chairman of the Board of the Company since its incorporation in November 1983, and its Chief Executive Officer since September 1996. For more than 25 years, he has been Chairman of the Board and Chief Executive Officer of Founders Equity, Inc., Founders Management Services, Inc., and affiliates (collectively, the "Founders Group"), all private investment concerns engaged in identifying businesses for acquisition by companies in which the principal stockholders of the Founders Group have a substantial equity interest and managing such businesses for such principal stockholders' accounts. Since June 1993, Mr. Haber has been Chairman of the Board and, until August 1996, had been Chief Executive Officer of HealthRite, Inc., a producer of vitamins, natural nutritional and dietary supplements, herbal based products, and weight-loss products. He had been, from December 1986 until December 1992, Chairman of the Board and Chief Executive Officer of International Power Machines, an American Stock Exchange-listed manufacturer of uninterruptible power equipment, with which he had remained a director until February 1995 when it was merged into another company. Mr. Haber has been for more than 25 years an officer and director of Founders Property, Inc., a private real estate investment concern. He is a director of Lunn Industries, Inc., an NMS-listed composite product manufacturer. He is also a director of Realty Information Group L.P., a privately held commercial real estate information provider and a director of Beverly Glen Medical Systems Inc., a cardiac monitoring service company.

   Mr. Rade, Vice President since April 1996 and Executive Vice President since September 1996, has been, since he founded the company in 1990, the President and director of Advanced Fox Antenna, Inc. ("Advanced Fox") which was acquired by the Company in April 1996.

   Mr. Teeger, Vice President and Secretary and, until November 1995, the Company's Chief Financial Officer, since its incorporation in November, 1983, has been employed since 1981 by, and has served since 1984 as, President of the Founders Group. He has also been Vice Chairman and director of HealthRite, Inc. since December 1993. From 1976 to 1981, Mr. Teeger was a Vice President, Corporate Finance of Bear Stearns & Co., Inc., investment bankers.

   Mr. Tauber had been from April 1996 until February 1997 a Vice President of the Company and has been since February 1997 a consultant to the Company. Since he founded the company in 1975, until February 1997, he had been President and a director of Tauber Electronics, Inc. ("Tauber") which was acquired by the Company in April 1996.

   Mr. Barnet has been President of Cahners Publishing Company since 1995. Prior thereto, he had been, from March 1993 until 1995, Chief Executive Officer of Cowles Enthusiast Media and from November 1991 to November 1993, President of the Family Media Publications of Riordan Publishing Company. From 1969 to 1990, he was associated with Time Inc., the last two years as President of Time Inc. Magazines -- Asia. Mr. Barnet is also a director of Culbro, Inc.

   Mr. Simon is a Managing Director of the investment banking firm of Allen & Company Incorporated, with which firm he has been affiliated for more than 20 years. He is also a director of Immune Response Corp., Lunn Industries Inc., Neurogen Corp. and T. Cell.

   Mr. Corrado has been Vice Chairman and Chief Financial Officer of The Great Atlantic & Pacific Tea Company for more than five years.

   Mr. Sapp had been for more than 10 years the Chief Executive Officer and director of Battery Network Inc. and affiliated companies, which he founded, until their acquisition by the Company in January 1997. Since the sale, he has been an independent investor. '

MEETINGS AND COMMITTEES

   During the fiscal year ended December 31, 1996 ("Fiscal 1996"), the Board of Directors held five meetings, including those in which matters were adopted by unanimous written consent. The Board has an Audit Committee and a Compensation and Stock Option Committee.

   The Audit Committee of the Board of Directors consists of Messrs. John L. Teeger, John Simon and Bruce A. Barnet. It held one meeting during Fiscal 1996. The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, consideration of the nature and scope of the work to be performed by the Company's independent auditors, discussion of the results of such work, the receipt from such auditors of their letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal accounting control systems of the Company and meeting with representatives of management to discuss particular areas of the Company's operations.

   Messrs. Fred Corrado, Bruce A. Barnet and John Simon are members of the Compensation and Stock Option Committee. Its principal duties are the administration of the Company's Stock Option Plan (the "Plan") and the review and determination of the executive officers' compensation program. The Committee did not hold any meetings during the Fiscal year 1996; the grants of options were made by the Board of Directors.

                            EXECUTIVE COMPENSATION

COMPLIANCE WITH SECTION 16(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Directors and officers, and any person who owns more than ten percent of the Company's Common Stock (collectively, "Reporting Persons"), to file reports of their ownership and changes in ownership of Common Stock with the Commission. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely upon a review of copies of such reports furnished to the Company, and written representations that certain reports were not required, the Company believes that all of its Reporting Persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act during or with respect to the year ended December 31, 1996, except that Form 3 Reports of those officers and Directors of the Company at the time of the consummation of the Company's initial public offering in April 1996 and the Form 3 Report of Mr. Corrado and the Form 3 Report and a Form 4 Report of Mr. Badke were not timely filed.

SUMMARY COMPENSATION TABLE

   Batteries Batteries, Inc. did not conduct any operations prior to June 6, 1995, the date of its acquisition of Specific Energy Corporation. No executive officer or director received any compensation from Batteries Batteries, Inc. prior to such date.

   The following table sets forth for the years ended December 31, 1996 and December 31, 1995, the compensation for services rendered in all capacities to the Company and subsidiaries by the Chief Executive Officer and the four highest paid executive officers who received compensation in excess of $100,000.

                                                                                  LONG-TERM
                                                                                COMPENSATION
                              ANNUAL COMPENSATION                                  AWARDS
----------------------------------------------------------------------------- ---------------
        NAME AND PRINCIPAL                                                      STOCK OPTIONS
             POSITION                    PERIOD         SALARY ($)   BONUS ($)  (# OF SHARES)
--------------------------------- ------------------- ------------- --------- ---------------
Warren H. Haber,
 Chairman of the Board and acting Year ended 12/31/96       (1)
 Chief Executive Officer (1) .....Year ended 12/31/95       (1)
Donald L. Luke, former
 President and Chief Executive    Year ended 12/31/96     197,615(2)
 Officer..........................Year ended 12/31/95      53,333                  80,000
Robert W. Tauber,
 Vice President and Director and  Year ended 12/31/96     177,865
 President of Tauber .............Year ended 12/31/95     578,500
Stephen Rade,
 Vice President and Director and  Year ended 12/31/96     347,825 (3)
 President of Advanced Fox........Year ended 12/31/95      98,608 (4)
Ronald E. Badke, Vice President,
 Chief Operating Officer and
 Chief Financial Officer(5).......Year ended 12/31/96     114,615     15,000       40,000

------------
(1) Appointed acting Chief Executive Officer in September 1996. See "Certain Relationships and Related Transactions" for compensation paid to his affiliate.
(2) Includes $110, 346 payment made to him pursuant to an agreement with respect to termination of his employment agreement and his resignation as an officer and Director in September 1996.
(3) Includes $200,000 accrued pursuant to an agreement relating to acquisition of Advanced Fox.
(4) Represents a management fee paid to an affiliate of Mr. Rade, who did not otherwise receive compensation for his services.
(5)    Mr. Badke joined the Company in November 1995.

   The Company entered into employment agreements in April 1996 with each of Messrs. Rade and Tauber. The agreements provide for Mr. Rade to receive a salary of $150,000 per annum during the three year term and for Mr. Tauber to receive a salary of $150,000 during the first year, $120,000 during the second year, and, if extended by mutual agreement, $100,000 during the third year. Mr. Tauber's agreement further provides that after October 11, 1996 he will only be required to serve 20 hours per week; to the extent that the time served averages less than 20 hours per week, his salary will be proportionately reduced. Each agreement obligates the Company to continue the compensation for the term of the agreement in the event of a termination of the officer's employment by the Company without cause. Messrs. Tauber and Rade have agreed not to compete with the Company or solicit any employees of the Company for a period of five years, subject to a shorter period should the Company breach the agreement. Applicable law may reduce the time period of the covenant not to compete.

   Mr. Ronald E. Badke is employed pursuant to an employment agreement expiring April 1998 at an annual salary of $120,000, which was increased to $135,000 as of March 1, 1997, with provision for an annual bonus of up to 25% of the base salary subject to the achievement of certain goals.

   In January 1997, pursuant to agreements related to the acquisition of Battery Network Inc. and affiliated companies or businesses (collectively "Batteries Network"), each of Mr. William Steven Sapp ("WSS"), Mr. James Sapp ("JS") and Ms. Susan Grandt ("SG") entered into employment agreements providing for their employment as officers of Battery Network at a base salary of $100,000 per annum, with WSS and JS to be employed for three years and SG for six months and each to serve as a consultant thereafter for the balance of a five year term. The agreements with WSS and JS provide that they are to be paid annual bonuses not to exceed $400,000 in the aggregate for any year, with the bonuses to be the sum of (i) 30% of the first $300,000 by which the combined pre-tax income of Battery Network and Tauber (the Company's California subsidiary) exceeds $2,500,000 for the year ended December 31, 1997, $2,750,000 for the year ended December 31, 1998, and $3,025,000 for the year ended December 31, 1999, and (ii) 40% of the amount by which the combined pre-tax income for the foregoing years exceeds, respectively, $2,800,000, $3,050,000 and $3,325,000. WSS, JS and SG also received five-year stock options under the Company's Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at a price of $4.50 per share. See "Proposal to Approve Reservation of Common Stock".

   The terms of the respective employment agreements were negotiated on arm's-length basis with each of the officers.

   Directors. The Company does not pay a fee to its directors. It reimburses those who are not employees of the Company for their expenses incurred in attending meetings.

STOCK OPTIONS

   The Company's Stock Option Plan (the "Plan") relates to 250,000 shares of its Common Stock and authorizes the Board of Directors or a Stock Option Committee appointed by the Board to grant incentive stock options and non-incentive stock options to officers and key employees, directors, and independent consultants, with directors who are not employees and consultants eligible only to receive non-incentive stock options.

   The following table sets forth the details as to the options granted during and held at the end of the year ended December 31, 1996 by Mr. Donald
L. Luke, who resigned as an officer and director in September 1996, and Mr. Ronald E. Badke, the only executive officers who received options during the year (none of Messrs. Haber, Rade and Tauber have been granted options under the Plan, but see "Certain Relationships and Related Transactions" with respect to an option granted in April 1996 to Mr. Tauber as part of the consideration for the Tauber Electronics acquisition):

                                                                       POTENTIAL REALIZABLE
                                                                             VALUE AT
                                                                      ASSUMED ANNUAL RATES OF
                                                                               STOCK
                                                                      PRICE APPRECIATION FOR
                        INDIVIDUAL GRANTS                                 OPTION TERM (1)
---------------------------------------------------------------- -- -------------------------
       (A)          (B)         (C)          (D)         (E)         (F)     (G)       (H)

                             PERCENT OF
                               TOTAL
                              OPTIONS
                             GRANTED TO    EXERCISE
                  OPTIONS   EMPLOYEES IN    PRICE     EXPIRATION
      NAME        GRANTED   FISCAL YEAR     ($/SH)       DATE         0%     5%        10%
--------------- --------- -------------- ---------- ------------ -- ---- --------- ----------
Donald L. Luke    80,000       20.2%        $5.00      8/31/97        $0   $20,000   $ 40,000
Ronald E. Badke   40,000       10.1%        $5.00      3/11/01        $0   $66,827   $150,962

------------
(1)    Based on the exercise price per share.

                   NUMBER OF SHARES UNDERLYING
                     UNEXERCISED OPTIONS AT
                       FISCAL YEAR END (1)
                 -----------------------------
       NAME        EXERCISABLE   UNEXERCISABLE
---------------- ------------- ---------------
Donald L. Luke  .    80,000              0
Ronald E. Badke      13,333         26,667

------------
(1) None of the outstanding options held by the named individuals were in-the-money on December 31, 1996.

   Options under the Plan to purchase 10,360 shares were granted to each of Messrs. Bruce A. Barnet and John Simon in 1995 and to purchase 10,000 shares to Mr. Fred Corrado in 1996 in their capacities as Directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

   The compensation of all of the Company's executive officers has been determined by long term agreements negotiated prior to their employment, except for Messrs. Warren H. Haber, Chairman of the Board and acting Chief Executive Officer, and John L. Teeger, Vice President and Secretary, whose services are provided pursuant to a Management Services Agreement between Founders Management Services Inc. and the Company. The employment agreements with all of the other executive officers other than Mr. Ronald E. Badke, were also negotiated in connection with the acquisition of the companies or businesses with which the officers were affiliated at the time of the acquisitions.

   The Compensation and Stock Options Committee (the "Committee") is authorized to review and make recommendation to the Board as to the compensation in cash or other forms for its executive officers. Its compensation policy will be to provide for base salaries which are comparable to the compensation paid to executive officers of equivalent competency and responsibilities by companies of comparable size and capitalization both in and out of the batteries and cellular distribution industry. The Committee also intends to provide for the payment of cash bonuses or grants of stock options to executive officers as awards based on the attainment of favorable operating results by the Company.

   The Committee believes that the Company's stock option program, as it has been in the past, should be used as a means to conserve cash in rewarding executive and key employees for good or exceptional performance, the performance of increased responsibilities, improved performance independent of operating results, loyalty and seniority.

                                          The Compensation and Stock Option
                                          Committee
                                          Fred Corrado
                                          Bruce A. Barnet
                                          John Simon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In June 1995, the Company sold in a private placement, at a price of $3.00 per unit, 500,000 units, each consisting of two shares of 8% Preferred Stock, Series A and one share of Class A Common Stock, or an aggregate of 1,000,000 shares of Preferred Stock, Series A and 500,000 shares of Class A Common Stock, which were subsequently, as a result of a 1.47 for one stock split in December 1994 and a .70475 for one reverse stock split in March 1996 increased to 517,990 shares. Included among the purchasers were Mr. Warren H. Haber, Chairman of the Board, who along with his adult children and brother acquired 74,988 units; Mr. John L. Teeger, Vice President, Secretary and Director, who along with his wife and children acquired 33,333 1/3 units; the wife of Mr. Donald L. Luke, at the time President and Chief Executive Officer and a Director, who acquired 66,666 2/3 units; Allen & Company Incorporated, of which Mr. John Simon is a Managing Director, which acquired 83,333 1/3 units; and Mr. Bruce A. Barnet, a Director, who acquired 16,666 2/3 units. The shares of Preferred Stock were redeemed at par plus accrued dividends at the rate of 8% per annum to the extent of 25% at the closing of the Company's initial public offering in April 1996 and the balance in May 1997. The shares of Class A Common Stock were, pursuant to their terms, converted into a like number of shares of Common Stock at the close of the initial public offering.

   In consideration for the acquisitions of Tauber Electronics and Advanced Fox, the Company in April 1996 issued to Mr. Robert W. Tauber 300,000 shares of Common Stock and a five-year option to purchase an additional 50,000 shares at $5.00 per share and issued to Mr. Stephen Rade 660,000 shares of Common Stock; and paid cash of $3,289,000 to an affiliate of Mr. Tauber, and $2,175,000 to Mr. Rade. Mr. Rade also has a contingent right to receive additional cash consideration of up to $600,000, but not more than $200,000 per year, depending on the achievement of designated levels of pre-tax earnings by the Advanced Fox subsidiary over the three-year period ending December 31, 1998. The Company has accrued $200,000 based on the earnings of Advanced Fox for the year ended December 31, 1996, of which $157,758 was paid in March, 1997.

   Advanced Video Corp. ("AVC"), an affiliate of Mr. Stephen Rade, provided management consulting services to Advanced Fox during the twelve months ended December 31, 1995 for which it received a management fee of $98,608. Such fee was in lieu of any salary for Mr. Rade's services. Mr. Rade, AVC and Advanced Cellular of Philadelphia, which is affiliated with Mr. Rade, from time to time extended to and received loans from Advanced Fox, some of which were noninterest bearing and others of which bore interest at the rate of 12% per annum. As of December 31, 1995, the amounts outstanding were $165,498. The outstanding balance of the loans was repaid during 1996 from the proceeds of the Company's public offering.

   The principal offices of Advanced Fox, which comprise approximately 6,400 square feet in Huntingdon Valley, Pennsylvania, are occupied under a five year lease terminating December 31, 1999 with Rare Limited Partnership, of which Mr. Rade and his wife are the partners. The lease, as amended with respect to additions to the facility, provides for an annual rent of $70,000 with the tenant obligated to pay the applicable real estate taxes, maintenance and insurance costs. Rental payment for the twelve months ended December 31, 1996 was $70,000.

   In September 1996, the Company entered into an agreement with Mr. Donald
L. Luke, in connection with his resignation as President, Chief Executive Officer and Director of the Company, providing for (i) the termination of his employment agreement which was to extend to April 11, 1998 and which provided for an annual salary of $165,000 plus an annual bonus of up to $82,500 upon the attainment of certain goals; (ii) the payment by the Company to Mr. Luke of $110,000; (iii) his employment as a consultant at $500 per month through August 31, 1997; (iv) the amendment of his stock option to permit exercise as to all 80,000 shares at any time during the consulting period; and (v) the agreement of the Company to acquire or to find purchasers for 20,000 shares of Common Stock held by his wife at a price of not less than $5 per share in or prior to January 1997. In January 1997, the 20,000 shares were sold and the Company paid her $21,000 to cover the difference between the aggregate sales proceeds and the $5.00 per share minimum.

   Messrs. Warren H. Haber, Chairman of the Board and John L. Teeger, Vice President, Secretary and Director of the Company are the sole stockholders, officers and directors of Founders Management Services, Inc. ("Founders"). Pursuant to an agreement dated as of June 6, 1995, as subsequently amended, Founders provides advice and consultative services regarding management, overall strategic planning, acquisition policy, relations with commercial and investment banking institutions, and stockholders matters to or on behalf of the Company. The agreement is for a term expiring in April 1999, subject to five one-year renewal options and provides for Founders to receive a base fee of $120,000 per annum which was increased to $150,000 per annum upon consummation of the acquisition of Battery Network. Founders is also to receive an additional fee of 5% of the Company's annual pre-tax income in excess of $750,000. Under the agreement, Founders is also entitled to receive originating fees with respect to acquisitions or financings for which it performed originating services in amounts which are customarily charged by non-affiliated investment bankers or professional originators for transactions of similar size and nature. The amount of the fee is subject to the approval of a majority of the Directors not affiliated with Founders. Founders received for its origination and consultation services in connection with the combination with Advanced Fox and Tauber a fee of $150,000; and in connection with the Battery Network acquisition and the related $13,000,000 financing, a fee of $240,000 and five-year warrants to purchase 100,000 shares of Common Stock at a price of $4.125 per share. The warrants were issued to the extent of 50,000 shares each to Messrs. Haber and Teeger as designees of Founders. The Company believes that the terms of the management services agreement are no less favorable than the terms the Company could have received from an unaffiliated party.

   Founders is to also receive an origination fee of $40,000 for its services with respect to the Company's acquisition of the assets and business of Cliffco of Tampa Bay Inc. ("Cliffco") for $75,199 in cash, 193,000 shares of Common Stock and the assumption of Cliffco's liabilities at the time of the acquisition, which included indebtedness of approximately $563,000.

   See "Proposal to Approve Reservation of Common Stock" for information concerning issuance of shares of Common Stock and cash payments to Messrs. William Steven Sapp and James Sapp and Ms. Susan Grandt in consideration for the acquisition of Battery Network and contingent obligations as to additional cash and stock consideration based on future results of operations of Battery Network.

PERFORMANCE GRAPH



[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
THE PURPOSE OF EDGAR FILING.]



                    COMPARATIVE ANNUAL TOTAL RETURN
          BATTERIES BATTERIES, INC., RUSSELL 2000 INDEX AND PEER GROUP
                  (Performance Results Through 12/31/96)

                               4/9/96         12/31/96
                             ---------        ---------
Batteries Batteries, Inc.     $100.00          $ 64.14
Russell 2000 Index            $100.00          $104.61
Peer Group                    $100.00          $ 81.08

Assumes $100 invested at the open of trading (4/9/96) in Batteries Batteries, Inc. Common Stock, Russell 2000 Index and Peer Group which consists of:
U.S Office Products Company; Richy Electronics Inc., Omnipoint Corp; Kent Electronics Corp; and Brightpoint Inc.

* Cumulative total return assumes reinvestment of dividends

                                                       Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of June 20, 1997 of each executive officer and director, and of each stockholder of the Company known to own beneficially more than 5% of the outstanding shares of Common Stock and all officers and Directors as a group. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other person. Under such rules, "beneficial ownership" includes shares as to which the undersigned has sole or shared voting power or investment power and shares which the undersigned has the right to acquire within 60 days of June 20, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, the named person has sole investment and voting power with respect to the shares set forth in the table.

                                             SHARES BENEFICIALLY     % OF
NAME OF BENEFICIAL OWNER                     OWNED AS OF 6/20/97  OUTSTANDING
------------------------------------------- ------------------- -------------
Warren H. Haber* ...........................        235,006 (1)       5.1
John L. Teeger* ............................        104,762 (2)       2.3
Robert W. Tauber ...........................        350,000 (3)       7.6
 10656 Roselle Street
 San Diego, CA 92121
Stephen Rade ...............................        660,000          14.5
 3915 Somers Drive
 Huntington Valley, PA 19606
Ronald E. Badke ............................         21,667 (4)      ***
Bruce A. Barnet ............................         27,626 (5)      ***
John Simon .................................         10,360 (6)      ***
Fred Corrado ...............................         10,000 (4)      ***
William Steven Sapp** ......................        262,027 (7)       5.7
James Sapp** ...............................        250,093 (8)       5.4
Susan Grandt** .............................        261,880 (9)       5.7
William Schlesinger Sapp ...................           None            --
Executive officers and Directors as a group
 (12 persons) ..............................      1,971,754(10)      38.2

------------
* His address is c/o Batteries Batteries, Inc., 711 Fifth Avenue, New York, New York 10022.
** The address of each of Messrs. William Steven Sapp and James Sapp and Ms. Susan Grandt is c/o Battery Network, Inc. 4071 Albany Street, McHenry, IL 60050.
***      Less than 1%.
 (1) Includes 50,00 shares issuable upon exercise of a warrant, but does not include an aggregate of 25,900 shares owned by his adult children and brother as to which shares he disclaims beneficial ownership.
 (2) Includes 50,000 shares issuable upon exercise of a warrant, but does not include an aggregate of 24,173 shares owned by his wife and children to which shares he disclaims beneficial ownership.
 (3)     Includes 50,000 shares issuable upon exercise of an option.
 (4)     Represents shares issuable upon exercise of an option.
 (5)     Includes 10,360 shares issuable exercise of an option.
 (6) Represents shares issuable upon exercise of options; does not include shares owned by Allen & Company Incorporated, of which he is a Managing Director.
 (7)     Includes 76,608 shares issuable upon exercise of options.
 (8)     Includes 72,608 shares issuable upon exercise of options.
 (9)     Includes 76,320 shares issuable upon exercise of options.
(10) Includes 416,896 shares issuable upon exercise of options and warrants referred to in the foregoing notes.

               PROPOSAL TO APPROVE RESERVATION OF COMMON STOCK

   On January 7, 1997 the Company acquired the business and related assets of Battery Network, Inc. and affiliated companies (collectively "Battery Network"), a major assembler and wholesale distributor of specialty batteries servicing customers in the United States, Canada and Europe. The purchase was effected through the acquisition of: (i) the outstanding capital stock of Battery Network Inc., which in anticipation of the acquisition by the Company had merged with Alexander Battery Co. East, Inc., Alexander Battery Co. West, Inc., and Alexander Battery Co. South, Inc. (collectively, "Alexander Battery"), (ii) the outstanding capital stock of W.S. Battery Sales & Company, Inc. ("WSB"), and (iii) substantially all of the assets of WSJ Enterprises, Inc. ("Enterprises"). Battery Network, Alexander Battery and WSB were owned by WSS, JS and their sister SG, or their parents, William Schlesinger Sapp, the founder of the companies, and Dolores Sapp. Enterprises is owned by their affiliate, W.S. Battery Sales & Co. Inc. Employee Stock Ownership Plan & Trust.

   The purchase price consisted of: (i) a cash payment of $8,314,551, and
(ii) the issuance of an aggregate of 550,000 shares of Common Stock and five-year options to purchase an additional 225,000 shares at an exercise price of $4.50 per share. An additional cash consideration is payable to the extent the combined net worth of Battery Network, WSB and Enterprises as defined in the acquisition agreement exceeded $7.3 million as of December 31, 1996. The determination of the excess, if any, had not been made as of June 30, 1997.

   The Battery Network agreement also provides WSS, JS and SG with the contingent right to receive additional consideration of up to $1 million in cash, 350,000 shares of Common Stock, and five-year options to acquire 250,000 shares of Common Stock, with one-half of the options exercisable at $4.50 and one-half exercisable at $6.00 per share. Payment of the contingent consideration is to be based on the amount by which the amount of the combined "pre-tax" income of the acquired companies and Tauber exceeds (i) $2,100,000 for the year ending December 31, 1997, (ii) $4,200,000 for the year ending December 31, 1998, or (iii) $6,300,000 for the year ending December 31, 1999, with the maximum amount of consideration payable if the excess is $400,000, $800,000 or $1,200,000 for 1997, 1998 and 1999,
respectively.

   Upon consummation of the acquisition, Battery Network entered into leases with J.W.S. Partnership, an affiliate of WSS, JS and SG, with respect to its facilities in McHenry, Illinois and North Branch, New Jersey. Each lease is for a five-year term and contains a five-year renewal option. Aggregate rent for the two leases is $143,000 per annum, subject to increases commencing in the third year based on incremental increases in the Consumer Price Index. The lessee is to bear the cost of insurance, real estate taxes and maintenance related to the properties.

   WSS, JS and SG entered into employment agreements with Battery Network and in connection therewith were granted under the Company's Stock Option Plan options to purchase an aggregate of 50,000 shares of Common Stock at a price of $4.50 per share. See "Election of Directors--Summary Compensation Table".

   In consideration for services rendered by Founders in connection with the acquisition, the Company issued five-year Warrants to purchase an aggregate of 100,000 shares of the Company's Common Stock at a price of $4.125 per share to Messrs. Haber and Teeger, officers and Directors of Founders and of the Company.

   The Company pursuant to its agreement with the National Association of Securities Dealers Inc. is seeking the approval of its stockholders to reserve the shares of Common Stock for issuance in the event the contingent right to the additional stock consideration vests in whole or in part -a maximum of 600,000 shares, of which 250,000 will be issuable upon exercise of five year options. The failure to issue such shares should the rights vest would result in the Company being required to make substantial cash payments at least equal to the fair market values of the Common Stock and options on the date or dates the respective obligations to issue such securities arise.

   The aggregate number of shares of Common Stock which the Company (i) issued and reserved for issuance upon exercise of options and warrants issued at the time of the acquisition in January 1997 and (ii) is to reserve for issuance if the proposal to approve the reservation is approved, is 1,475,000 shares, which represents 31.1% of the currently outstanding shares of Common Stock.

   There are authorized 11,265,000 shares of Common Stock under the Company's Certificate of Incorporation, of which 4,743,000 shares are presently outstanding and an aggregate of 3,125,000 shares are currently reserved for issuance upon exercise as follows: (i) 2,300,000 shares upon exercise of the Redeemable Common Stock Purchase Warrants sold as part of the Units in the Company's initial public offering; (ii) 200,000 shares upon exercise of warrants issued to the underwriters of the initial public offering; (iii) 250,000 shares upon exercise of options granted or to be granted under the Company's Stock Option Plan; (iv) 50,000 shares upon exercise of an option granted to Mr. Tauber as part of the acquisition consideration of Tauber Electronics; (v) 225,000 shares upon exercise of options issued as consideration for the Batteries Network acquisition and (vi) 100,000 shares upon exercise of warrants issued to the affiliates of Founders for services in the Battery Network acquisition. The additional 600,000 shares to be reserved if the proposal is approved will increase the total number of shares reserved to 3,725,000, which represents 78.5% of the outstanding shares of Common Stock, an increase from 65.9%.

   The approval of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting for this purpose is required. The shares of holders who abstain will be counted in the determination and therefore will have the same effect as a vote against. Shares held in nominee names as to which the broker does not vote on the proposal will not be counted in determining the shares present in person or by proxy as to this proposal.

   THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR THE PROPOSAL.

                                ANNUAL REPORT

   The Annual Report of the Company to the stockholders for the year ended December 31, 1996, including financial statements, is being mailed to stockholders with this proxy material. The Company's Current Report on Form 8-K for January 1997 reporting the acquisition of Battery Network is incorporated herein by reference thereto.

   On written request, the Company will provide without charge to each record or beneficial holder of the Common Stock as of July 10, 1997, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. Requests should be addressed to John L. Teeger, Secretary, c/o Founders Management Services, Inc., 711 Fifth Avenue, New York, New York 10022.

                              PROXY SOLICITATION

   The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited, personally or by telephone or telegraph, by officers, Directors and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   Deloitte & Touche, LLP., certified public accountants, which has audited the Company's financial statements as of December 31, 1996 and for the year then ended, has been selected by management to audit the Company's financial statements for the current fiscal year. A representative of that firm is expected to be present or available by telephone at the Meeting with an opportunity to make a statement to the stockholders if he desires to do so, and will respond to appropriate questions.

                                OTHER MATTERS

   The Company is unaware of any matters, other than those mentioned above, which will be brought before the Meeting for action. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

   Any proposals intended to be presented by stockholders at the Annual Meeting of Stockholders to be held in 1998 must be received by the Company for inclusion in the Company's proxy material a reasonable time prior to the solicitation of proxies with respect to the Annual Meeting of Stockholders to be held in 1998. The solicitation is anticipated to commence in June 1998.

   It is important that your proxy be returned promptly no matter how small or large your holding may be. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy.

July 15, 1997

                          BATTERIES BATTERIES, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints WARREN H. HABER and JOHN L. TEEGER, and either of them, with full power of substitution, as attorneys for and in the name, place and stead of the undersigned, to vote all the shares of the
Common Stock of BATTERIES BATTERIES, INC. owned or entitled to be voted by the undersigned as of the record date, at the Annual Meeting of Stockholders of said Company scheduled to be held at the University Club, 1 West 54th Street, New York, New York, 10019, on Thursday, August 14, 1997, at 9:00
A.M., Eastern Time, or at any adjournment or adjournments of said meeting, on the following proposals as indicated:
    1. THE ELECTION OF EIGHT DIRECTORS OF THE COMPANY, EACH OF WHOM IS TO
       HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL
       THE DUE ELECTION AND QUALIFICATION OF HIS SUCCESSOR.
       FOR ALL NOMINEES LISTED BELOW [ ]         WITHHOLD AUTHORITY [ ]
       (EXCEPT AS MARKED TO THE CONTRARY BELOW)   TO VOTE FOR ALL NOMINEES
                                                        LISTED BELOW
NOMINEES: Warren H. Haber, Stephen Rade, John L. Teeger, Robert W. Tauber,
          Bruce A. Barnet, Fred Corrado, John Simon, William Schlesinger Sapp (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE
                      THROUGH THE NOMINEE'S NAME ABOVE)
-----------------------------------------------------------------------------
    2. THE PROPOSAL TO APPROVE THE RESERVATION OF 600,000 SHARES OF COMMON STOCK BY THE BOARD OF DIRECTORS IN CONNECTION WITH A COMPLETED ACQUISITION.
                           FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
    3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
       MEETING OR ANY ADJOURNMENT THEREOF.
                           FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
                            (PLEASE SIGN ON REVERSE SIDE)
                                                                        (Over)

THIS PROXY IF PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED ON THE REVERSE SIDE HEREOF. IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED
ON THE REVERSE SIDE HEREOF OR THEIR SUBSTITUTES AS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR THE SHARE RESERVATION PROPOSAL.
                                                   DATED:               , 1997



                                                   --------------------------
                                                   (SIGNATURE)


                                                   --------------------------
                                                   (SIGNATURE IF HELD JOINTLY)

                                                   Please sign exactly as
                                                   name appears hereon. Joint
                                                   owners should each sign.
                                                   When signing as attorney,
                                                   executor, administrator,
                                                   trustee or guardian,
                                                   please give full title as
                                                   such. The undersigned
                                                   hereby revokes all proxies
                                                   heretofore given by the
                                                   undersigned to vote at
                                                   said meeting or any
                                                   adjournments thereof.

                                                   PLEASE SIGN AND RETURN
                                                   THIS PROXY PROMPTLY IN THE
                                                   ENCLOSED ENVELOPE. NO
                                                   POSTAGE IS NECESSARY IF
                                                   MAILED IN THE UNITED
                                                   STATES.